Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.

John B. Green

Senior Vice President & Chief Financial Officer

(508) 370-5279 or jack.green@gtc-bio.com

GTC ANNOUNCES CONVERSION OF LFB’S PREFERRED STOCK INTO COMMON SHARES AND PROVIDES A PORTFOLIO UPDATE

FRAMINGHAM, MA – January 8, 2010 — GTC Biotherapeutics, Inc. (“GTC”, NASDAQ: GTCB) announced that LFB Biotechnologies, a wholly owned subsidiary of LFB S.A. (Laboratoire Français du Fractionnement et des Biotechnologies S.A., Les Ulis, France) and a strategic shareholder in GTC, has converted the convertible preferred stock it previously purchased in November 2009 under the terms described in the financing agreements approved by GTC shareholders in July 2009 into a total of 5.3 million shares of common stock. This completes the conversion into common shares of all convertible preferred stock acquired by LFB in 2009.

Portfolio Update

GTC plans to advance its recombinant human factor VIIa program into a Phase I clinical study in the first half of 2010 and its alpha-fetoprotein program into a Phase II study in Myasthenia Gravis in the second half of 2010 after securing a partner for that program. Building upon the 2009 FDA approval of ATryn®, GTC’s recombinant human antithrombin, GTC is collaborating with its US commercialization partner, Lundbeck Inc., to develop a protocol for a pivotal study of patients with acquired antithrombin deficiencies in cardiac surgery. GTC aims to initiate this clinical trial in the second half of 2010.

The proposed health care reform legislation in the US Congress includes provisions enabling the review and regulatory approval of follow-on biologics. GTC continues to develop its portfolio of monoclonal antibodies for use as follow-on biologics. The portfolio includes antibodies targeting CD20, HER2, EGFR and TNF, which currently have a market size in excess of $16 billion. Production animals for these programs are in development, and are already established for CD20 and HER2 monoclonal antibodies. In 2010, GTC plans to characterize each of these transgenically-derived proteins as they become available and to initiate non-clinical studies. GTC plans to enter into partnerships to support the clinical development and commercialization of these programs. Our objective is to commence clinical trials on the CD20 and HER2 antibodies in 2011 and 2012, respectively.

About GTC Biotherapeutics

GTC Biotherapeutics develops, supplies and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in the United States and Europe. ATryn is the first and only product produced in transgenic animals to be approved for therapeutic use anywhere in the world. In addition to ATryn, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation factors VIIa and IX, which are being developed for the treatment of hemophilia. GTC is also developing a portfolio of follow-on biologic monoclonal antibodies and a CD20 antibody with enhanced ADCC (antibody-dependent cell-mediated cytotoxicity). GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

About LFB

LFB is a biopharmaceutical group that develops, manufactures and markets medicinal products for the treatment of serious and often rare diseases in several major therapeutic fields, namely Hemostasis, Immunology and Intensive Care. LFB Group is the leading manufacturer of plasma-derived medicinal products in France and 6th worldwide and is also among the leading European companies for the development of monoclonal antibodies and new-generation proteins based on biotechnologies. With its strong focus on research, the LFB Group is pursuing a growth strategy that seeks to extend its activities at the international level and develop innovative therapies. In 2008, LFB reported total turnover of 352,4 million euros, an increase of 9%, and invested 66,6 million euros in product development. LFB markets its products in 20 countries around the world.

Forward-Looking Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements related to its plans to enter into partnerships and advance its programs relating to recombinant factor VIIa, alpha-fetoprotein, ATryn and monoclonal antibodies for use as follow-on biologics. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission, including the risks and uncertainties associated with securing and depending upon partners, designing and conducting clinical trials and pre-clinical studies, developing new biological products and depending upon the actions of regulatory agencies and the outcome of healthcare reform legislation. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.